Exhibit 99.1

Media	Analysts	Investors
Susan Gallagher	Doug Fischer	Investor Services
(314) 554-2175	(314) 554-4859	800-255-2237
sgallagher@ameren.com	dfischer@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES THIRD QUARTER 2009 EARNINGS

•	Third Quarter 2009 GAAP Earnings per Share $1.04 vs. Year-Ago $0.97
•	Third Quarter 2009 Core Earnings per Share $1.16 vs. Year-Ago $1.17
•	2009 Core Earnings per Share Guidance Narrowed

ST. LOUIS, MO., Oct. 30, 2009—Ameren Corporation (NYSE: AEE) today announced third quarter 2009 net income in accordance with generally accepted accounting principles (GAAP) of $227 million, or $1.04 per share, compared to third quarter 2008 GAAP net income of $204 million, or 97 cents per share. Excluding certain items in each year, Ameren recorded third quarter 2009 core (non-GAAP) net income of $255 million, or $1.16 per share, compared to third quarter 2008 core (non-GAAP) net income of $246 million, or $1.17 per share.

Factors favorably affecting core (non-GAAP) third quarter 2009 earnings per share, as compared to the same period in 2008, included utility rate adjustments in Illinois and Missouri, lower operations and maintenance expenses, as well as the revenue-leveling effect of natural gas rate redesign in the Illinois regulated utility segment. Offsetting factors included lower electricity sales in the regulated utilities and lower margins in the merchant generation segment, as a result of much cooler summer weather and economic conditions. Higher interest expense and increased average common shares outstanding also impacted comparative results.

“I am pleased to report that our third quarter core earnings per share were just one cent less than those of the year-ago quarter despite much cooler summer weather and the weak economy,” said Thomas R. Voss, president and chief executive officer of Ameren Corporation. “Our entire management team is keenly focused on laying a foundation on which we can build and deliver shareholder value in the years to come. Key steps have been taken in this direction over the past few months, including reevaluating and reducing planned expenditures, further strengthening our financial profile and right-sizing our organization. We are also seeking to recover increased costs in our regulated businesses and positioning our merchant generation business to weather current power

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market conditions and benefit from an expected eventual recovery. We intend to lead the way to a secure energy future for our customers and our communities.

“With our most significant earnings’ quarters behind us, we are narrowing our 2009 core earnings per share guidance to a range of $2.70 to $2.90 from our prior range of $2.70 to $3.05. Our new core guidance range reflects reduced sales due to much cooler-than-normal third quarter weather and continued weak economic conditions, as well as dilution from our third quarter common equity offering. The impact of these factors is partially offset by reduced operating and interest expenses, as compared to our prior guidance.”

In the third quarter of 2009, at Ameren’s regulated utilities, much cooler summer weather and the economic slowdown led to a 10% decrease in kilowatthour sales to residential customers and a 3% decrease in kilowatthour sales to commercial customers, compared to the year-ago quarter. These sales changes were more modest on a weather-normalized basis, with residential sales declining an estimated 2% and commercial sales declining an estimated 1%. Cooling degree-days in the 2009 third quarter were 18% below those of the 2008 third quarter and 23% below normal. The weak economy continued to affect kilowatthour sales by Ameren’s regulated utilities to their industrial customers. These sales declined 13% from the year-ago quarter, excluding the impact of reduced sales to AmerenUE’s largest customer, the Noranda Aluminum, Inc., smelter plant in New Madrid, Mo. Noranda’s plant sustained damage because of a power interruption on non-Ameren-owned power lines during a severe January 2009 ice storm. Including Noranda, electric sales to industrial customers declined 18% in the third quarter of 2009, as compared to the year-ago quarter.

The following items were excluded from third quarter 2009 and third quarter 2008 core (non-GAAP) earnings, as applicable:

•

Net costs associated with the Illinois comprehensive electric rate relief and customer assistance settlement agreement (reached in 2007) reduced net income by $4 million in the third quarter of 2009 and by $6 million in the third quarter of 2008.

•	Net effects of mark-to-market activity decreased net income by $11 million in the third quarter of 2009 and by $36 million in the third quarter of 2008.
•	Employee separation programs and the retirement of two generating units at the merchant generation segment’s Meredosia Power Plant reduced net income by $13 million in the third quarter of 2009.

Net income in accordance with GAAP for the nine months ended Sept. 30, 2009, was $533 million, or $2.48 per share, compared to $548 million, or $2.61 per share, for the same period in 2008.

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Excluding certain items in each year, Ameren recorded nine-month 2009 core (non-GAAP) net income of $530 million, or $2.46 per share, compared to nine-month 2008 core (non-GAAP) net income of $525 million, or $2.50 per share. A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	Third Quarter		Nine Months
	2009	2008	2009	2008
GAAP earnings per share	$1.04	$0.97	$2.48	$2.61
Illinois electric rate relief settlement, net	0.02	0.03	0.06	0.10
Net unrealized mark-to-market activity	0.04	0.17	(0.14)	(0.09)
Coal contract settlement – 2009 portion	-	-	-	(0.08)
Accounting order for 2007 severe storms	-	-	-	(0.04)
Employee separation & generating unit retirements	0.06	-	0.06	-
Core (non-GAAP) earnings per share	$1.16	$1.17	$2.46	$2.50

2009 Earnings Guidance

As previously mentioned, Ameren has updated its expectations for full-year 2009 earnings. GAAP earnings for 2009 are now expected to be in the range of $2.57 to $2.77 per share, compared to the prior range of $2.63 to $2.98 per share. Core (non-GAAP) earnings are now expected to be in the range of $2.70 to $2.90 per share, compared to the prior range of $2.70 to $3.05. The 2009 core (non-GAAP) earnings guidance excludes an estimated 7 cents per share negative impact from the 2007 settlement agreement among parties in Illinois to provide comprehensive electric rate relief and customer assistance and an estimated 6 cents per share negative impact from the costs of employee separation programs and generating unit retirements. Any net unrealized mark-to-market gains or losses will affect GAAP earnings, but are excluded from GAAP and core (non-GAAP) earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses.

Ameren expects its business segments to provide the following contributions to full year 2009 core (non-GAAP) earnings per share:

Missouri Regulated	$1.05 - $1.10
Illinois Regulated	0.50 - 0.55
Merchant Generation	1.15 - 1.25

2009 Core (Non-GAAP) Earnings Guidance Range	$2.70 - $2.90

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These estimated segment contributions have been updated to reflect the narrowed core (non-GAAP) earnings guidance.

Ameren’s earnings guidance for 2009 assumes normal weather for the balance of the year and is subject to, among other things, regulatory decisions and legislative actions, plant operations, energy and capital and credit market conditions, economic conditions, severe storms, unusual or otherwise unexpected gains or losses, and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Missouri Regulated Segment Earnings

Core (non-GAAP) earnings in the third quarter of 2009 were $145 million versus $141 million in the prior-year period. The earnings improvement was primarily a result of electric rates, which took effect March 1, 2009, and cost control efforts. Offsets included reduced electric sales due to much cooler summer weather, the weak economy and lower sales to the Noranda Aluminum smelter plant, as previously discussed, as well as higher financing costs. Missouri regulated operations recorded GAAP earnings in the 2009 third quarter of $141 million versus $98 million in the 2008 third quarter. In addition to the factors mentioned above, the increase in GAAP earnings was the result of a gain from net mark-to-market activity in the third quarter of 2009 as opposed to a loss in the year-ago quarter, partially offset by third quarter 2009 expenses for employee separation programs.

Illinois Regulated Segment Earnings

Core (non-GAAP) earnings in the third quarter of 2009 were $60 million as compared to $17 million in the third quarter of 2008. This earnings improvement was primarily due to electric and natural gas delivery service rates that took effect Oct. 1, 2008, lower bad debt expense, a seasonal natural gas rate redesign and cost control efforts. Effective Oct. 1, 2008, the Illinois Commerce Commission authorized a change in the way natural gas distribution costs are recovered from residential and commercial customers. This rate redesign shifts revenues from the first quarter to the second and third quarters with no expected impact on full-year earnings. These positives were partially offset by lower electric sales due to much cooler summer weather and the weak economy, higher financing costs and increased pension and benefit expenses, among other factors. Illinois regulated operations recorded GAAP earnings in the third quarter of 2009 of $57 million versus $13 million in the third quarter of 2008. In addition to the items noted above, this GAAP earnings increase resulted from the absence of a year-ago loss from net mark-to-market activity, partially offset by third quarter 2009 expenses for employee separation programs.

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Merchant Generation Segment Earnings

Core (non-GAAP) earnings in the third quarter of 2009 were $62 million, down from $98 million earned in the third quarter of 2008. This decline was due to weaker power prices and higher fuel and related transportation and financing costs. Proactive forward hedges of 2009 generation, executed in prior years at higher-than-current market prices, have shielded merchant generation earnings from the full impact of falling market power prices. GAAP earnings from merchant generation operations in the third quarter of 2009 were $37 million, down from $108 million in the third quarter of 2008. In addition to the items noted above, a third quarter 2009 loss as opposed to a third quarter 2008 gain from net mark-to-market activity was the primary factor behind the decline in GAAP earnings. Third quarter 2009 charges related to employee separation programs and generating unit retirements also decreased GAAP earnings for the merchant generation segment.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9:00 a.m. Central Time on Friday, Oct. 30, to discuss third quarter 2009 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on “Q3 2009 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s Web site. This presentation will be posted in the “Investors” section of the Web site under “Presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time, from Oct. 30 through Nov. 6, by dialing, U.S. (877) 660-6853 or international (201) 612-7415, and entering account number 352 and ID number 334766.

About Ameren

With assets of $24 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,300 megawatts.

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Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance excludes one or more of the following: the earnings impact of the settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance, net mark-to-market gains or losses, the 2009 portion of a 2008 lump-sum payment from a coal supplier for expected higher fuel costs in 2009 as a result of the premature closure of a mine and termination of a contract, the estimated minimum benefit of an accounting order from the Missouri Public Service Commission associated with the 2007 storm costs, and the costs of employee separation programs and generating unit retirements. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes it allows it to more accurately compare the company’s ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP for certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations such as the outcome of pending AmerenUE, AmerenCIPS, AmerenCILCO and AmerenIP rate proceedings, and future rate proceedings or future legislative actions that seek to limit or reverse rate increases;

•	uncertainty as to the continued effectiveness of the Illinois power procurement process;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•

changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including AmerenUE and Ameren Energy Marketing Company;

•	enactment of legislation taxing electric generators, in Illinois or elsewhere;
•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely fashion in light of regulatory lag;
•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;
•

the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest, including forward prices;

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•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;
•	disruptions of the capital markets or other events that make the Ameren companies’ access to necessary capital, including short-term credit and liquidity, impossible, more difficult or more costly;
•	our assessment of our liquidity;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	the impact of weather conditions and other natural phenomena on us and our customers;
•	the impact of system outages caused by severe weather conditions or other events;
•	generation plant construction, installation and performance, including costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident and the plant’s future operation;
•	impairments of long-lived assets or goodwill;
•

the recovery of costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident and investment in a combined nuclear plant construction and operating licensing application for a second unit at its Callaway nuclear plant;

•	operation of AmerenUE’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•

the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be enacted over time, which could limit the operation of our generating units, increase our costs, or otherwise have a negative financial effect;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by the Ameren companies’ facilities or required to satisfy energy sales made by the Ameren companies;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

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AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Electric Sales - kilowatthours (in millions):
Missouri Regulated
Residential	3,392	3,708	10,134	10,567
Commercial	3,932	4,020	11,026	11,205
Industrial	1,862	2,502	5,222	6,990
Other	497	210	1,119	606

Native load subtotal	9,683	10,440	27,501	29,368
Off-system sales	2,718	2,490	9,019	8,531

Subtotal	12,401	12,930	36,520	37,899

Illinois Regulated
Residential
Generation and delivery service	2,731	3,063	8,325	8,718
Commercial
Generation and delivery service	1,246	1,527	4,041	4,486
Delivery service only	1,884	1,704	4,935	4,555
Industrial
Generation and delivery service	121	352	360	1,091
Delivery service only	2,804	2,960	7,989	8,567
Other	122	132	400	406

Native load subtotal	8,908	9,738	26,050	27,823

Merchant Generation
Non-affiliate energy sales	7,277	7,245	18,990	19,560
Affiliate native energy sales	602	1,441	2,909	4,639

Subtotal	7,879	8,686	21,899	24,199

Eliminate affiliate sales	(602)	(1,441)	(2,909)	(4,639)
Eliminate Illinois Regulated/Merchant Generation common customers	(1,394)	(1,278)	(4,055)	(3,656)

Ameren Total	27,192	28,635	77,505	81,626

Electric Revenues (in millions):
Missouri Regulated
Residential	$311	$311	$781	$756
Commercial	293	278	704	673
Industrial	104	125	247	295
Other	30	25	86	88

Native load subtotal	738	739	1,818	1,812
Off-system sales	78	114	302	418

Subtotal	816	853	2,120	2,230

Illinois Regulated
Residential
Generation and delivery service	271	312	838	825
Commercial
Generation and delivery service	141	177	416	462
Delivery service only	32	22	75	56
Industrial
Generation and delivery service	7	28	15	77
Delivery service only	9	8	26	22
Other	68	73	135	230

Native load subtotal	528	620	1,505	1,672

Merchant Generation
Non-affiliate energy sales	369	451	995	1,057
Affiliate native energy sales	90	99	309	309
Other	(25)	40	2	84

Subtotal	434	590	1,306	1,450

Eliminate affiliate revenues	(99)	(135)	(342)	(408)

Ameren Total	$1,679	$1,928	$4,589	$4,944

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Electric Generation - megawatthours (in millions):
Missouri Regulated	12.3	13.0	36.3	38.1
Merchant Generation
Ameren Energy Generating Company (Genco)	3.5	4.3	10.4	12.2
AmerenEnergy Resources Generating Company (AERG)	1.9	1.8	4.9	5.1
Electric Energy, Inc. (EEI)	1.6	2.1	5.0	5.9
AmerenEnergy Medina Valley Cogen, L.L.C.	-	0.1	0.1	0.2

Subtotal	7.0	8.3	20.4	23.4

Ameren Total	19.3	21.3	56.7	61.5

Fuel Cost per kilowatthour (cents)
Missouri Regulated	1.412	1.378	1.374	1.297
Merchant Generation	2.050	1.982	2.005	1.913

Gas Sales - decatherms (in thousands)
Missouri Regulated	829	750	7,712	8,522
Illinois Regulated	6,327	4,662	60,498	69,122
Other	43	196	3,300	1,122

Ameren Total	7,199	5,608	71,510	78,766

Net Income (Loss) by Segment (in millions):
Missouri Regulated	$141	$98	$244	$272
Illinois Regulated	57	13	97	15
Merchant Generation	37	108	205	284
Other	(8)	(15)	(13)	(23)

Ameren Total	$227	$204	$533	$548

		September 30, 2009		December 31, 2008
Common Stock:
Shares outstanding (in millions)		236.8		212.3
Book value per share		$33.11		$32.80

Capitalization Ratios:
Common equity		51.0%		45.9%
Preferred stock		1.3%		1.3%
Debt, net of cash		47.7%		52.8%

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Operating Revenues:
Electric	$1,679	$1,928	$4,589	$4,944
Gas	136	132	826	987

Total operating revenues	1,815	2,060	5,415	5,931

Operating Expenses:
Fuel	306	461	867	963
Coal contract settlement	-	-	-	(60)
Purchased power	256	371	708	964
Gas purchased for resale	57	73	523	697
Other operations and maintenance	422	456	1,294	1,361
Depreciation and amortization	185	173	541	513
Taxes other than income taxes	104	98	311	300

Total operating expenses	1,330	1,632	4,244	4,738

Operating Income	485	428	1,171	1,193

Other Income and Expenses:
Miscellaneous income	16	23	49	61
Miscellaneous expense	(3)	(10)	(14)	(23)

Total other income	13	13	35	38

Interest Charges	134	113	376	331

Income Before Income Taxes	364	328	830	900

Income Taxes	135	113	288	319

Net Income	229	215	542	581

Less: Net Income Attributable to Noncontrolling Interests	2	11	9	33

Net Income Attributable to Ameren Corporation	$227	$204	$533	$548

Earnings per Common Share - Basic and Diluted	$1.04	$0.97	$2.48	$2.61

Average Common Shares Outstanding	218.2	210.3	214.9	209.5

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended September 30,
	2009	2008

Cash Flows From Operating Activities:
Net income	$542	$581
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of emission allowances	-	(2)
Net mark-to-market gain on derivatives	(26)	(42)
Depreciation and amortization	557	528
Amortization of nuclear fuel	40	31
Amortization of debt issuance costs and premium/discounts	16	14
Deferred income taxes and investment tax credits, net	301	130
Other	4	(2)
Changes in assets and liabilities:
Receivables	239	144
Materials and supplies	(11)	(216)
Accounts and wages payable	(241)	(74)
Taxes accrued	81	44
Assets, other	(96)	46
Liabilities, other	134	142
Pension and other postretirement benefits	30	23
Counterparty collateral, net	66	-
Taum Sauk costs, net of insurance recoveries	110	(94)

Net cash provided by operating activities	1,746	1,253

Cash Flows From Investing Activities:
Capital expenditures	(1,295)	(1,316)
Nuclear fuel expenditures	(47)	(161)
Purchases of securities - nuclear decommissioning trust fund	(315)	(386)
Sales of securities - nuclear decommissioning trust fund	315	360
Purchases of emission allowances	(4)	(2)
Sales of emission allowances	-	2
Other	1	2

Net cash used in investing activities	(1,345)	(1,501)

Cash Flows From Financing Activities:
Dividends on common stock	(247)	(399)
Debt issuance costs	(64)	(9)
Dividends paid to noncontrolling interest holders	(19)	(31)
Short-term debt, net	(739)	(65)
Redemptions, repurchases, and maturities:
Long-term debt	(250)	(823)
Preferred stock	-	(16)
Issuances:
Common stock	617	107
Long-term debt	772	1,335

Net cash provided by financing activities	70	99

Net change in cash and cash equivalents	471	(149)
Cash and cash equivalents at beginning of year	92	355

Cash and cash equivalents at end of period	$563	$206

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	September 30, 2009	December 31, 2008

ASSETS
Current Assets:
Cash and cash equivalents	$563	$92
Accounts receivable - trade, net	416	502
Unbilled revenue	250	427
Miscellaneous accounts and notes receivable	182	292
Materials and supplies	857	842
Mark-to-market derivative assets	239	207
Other current assets	273	232

Total current assets	2,780	2,594

Property and Plant, Net	17,272	16,567
Investments and Other Assets:
Nuclear decommissioning trust fund	280	239
Goodwill	831	831
Intangible assets	138	167
Regulatory assets	1,641	1,653
Other assets	652	606

Total investments and other assets	3,542	3,496

TOTAL ASSETS	$23,594	$22,657

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$128	$380
Short-term debt	435	1,174
Accounts and wages payable	443	813
Taxes accrued	135	54
Interest accrued	183	107
Customer deposits	107	126
Mark-to-market derivative liabilities	197	155
Other current liabilities	298	254

Total current liabilities	1,926	3,063

Long-term Debt, Net	7,321	6,554
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,431	2,131
Accumulated deferred investment tax credits	93	100
Regulatory liabilities	1,322	1,291
Asset retirement obligations	423	406
Pension and other postretirement benefits	1,477	1,495
Other deferred credits and liabilities	555	438

Total deferred credits and other liabilities	6,301	5,861

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,392	4,780
Retained earnings	2,467	2,181
Accumulated other comprehensive loss	(21)	-

Total Ameren Corporation stockholders’ equity	7,840	6,963
Noncontrolling Interests	206	216

Total equity	8,046	7,179

TOTAL LIABILITIES AND EQUITY	$23,594	$22,657